January 18, 1996



R.G. Grammens
Vice President, Natural Gas
Marathon Oil Company
P.O. Box 3128
Houston, TX 77253-3 128

Dear Mr.  Grammens:

Chugach Electric Association, Inc. (Chugach) and Marathon Oil Company (Marathon) learned that Golden Valley Electric Association, Inc. (GVEA) is actively seeking nonfirm power supplies for use in connection with service to Fairbanks Municipal Utility System (FMUS) and for other additional purchases which might become economical at lower prices. This letter memorializes the agreement which Marathon and Chugach (the Parties) have reached in order to more effectively compete for this additional load in the Fairbanks area. The Parties have agreed to the following arrangements.

     1. Nonfirm energy sold by Chugach in order to serve FMUS will be generated using natural gas supplied by Marathon under the Agreement for the Sale and Purchase of Natural Gas between Chugach Electric Association, Inc. and
     Marathon Oil Company, dated September 26, 1988 (Marathon Contract) in accordance with the partial waiver of Section 7 to produce the price reduction for certain volumes known as Tier II purchases as outlined below.

     2. All gas sales by Marathon to Chugach for fuel to generate energy for sales to GVEA for GVEA's own retail load which can be generated from Chugach generating units which are currently spinning (i.e. from spinning reserves) are Tier I volumes. Tier I volumes will be sold under the existing contract between the Parties (as previously amended) without any changes and specifically without any price waivers from Marathon. The parties intend by this provision that sales previously made under the Marathon Contract and the Agreement for the Sale and Purchase of Nonfirm Energy between Chugach Electric Association, Inc. and Golden Valley Electric Association, Inc. dated May 18, 1988 as amended (GVEA Nonfirm Energy Agreement) would continue as sales priced using Tier I priced gas. The Parties anticipate that volumes of gas sold by Marathon at Tier I prices will be approximately the same as those sold annually before this special 5-year agreement was made and that Tier II volumes are those sold as a result of starting units which would not have been operated under the old arrangement. The parties recognize that Chugach and GVEA are involved in a pilot pooling agreement (the Bradley Lake Power Banking Agreement) which allows Chugach to Schedule GVEA's Bradley Hydro resource for Chugach's own benefit while starting turbines to cover GVEA load. This allows Chugach to more effectively coordinate the hydro and thermal resources under its control. The pooling arrangement has significantly increased the fuel used to make economy sales. The costs and benefits of this arrangement vary depending on system loads, system maintenance schedules and Bradley inflows. Modification or renegotiation of this agreement may affect the Tier I gas usage when compared to the historical period January 1, 1994, to present.

     3. The Parties agree that Tier II gas includes all gas used to generate energy for FMUS and all gas used to generate energy for GVEA's retail load that is in excess of that used in Chugach generating units which are currently spinning. For Tier II volumes, Marathon agrees for a period of 5 years from January 1, 1996, to waive the price it is entitled to receive under Section 7 of the Marathon Contract by discounting the price of gas by
     22.5 cents per MFC below the price set by the Marathon Contract except that in no event will the price go below $l.20 per mcf, exclusive of severance taxes and other applicable reimbursements.

     4. The gas used for Tier II will be from the same gas volumes committed under the Marathon Contract and no new commitments of gas are required.

     5. Tier II volumes shall be determined in accordance with the Dispatching Protocols attached to this letter as Attachment 1.

     6. The gas delivered for Tier II sales will not place any additional deliverability burden on Marathon and failure to deliver Tier II gas for reasons of deliverability shall not constitute a breach of Marathon's obligations under Section 5(c) of the Marathon Contract. However, if Marathon anticipates deliverability problems, to the greatest degree practicable, Marathon will provide Chugach with advance notice of its inability to deliver the Tier II volumes so that GVEA and FMUS can be notified in time to arrange for alternative supplies for Tier H purchases.

     7. In the event that Marathon notifies Chugach that it has or may have insufficient deliverability, Chugach may purchase the volumes of Tier II gas needed from sources other than Marathon pursuant to Section 5(c(2)(D)(vi) of the Marathon Contract. If Chugach determines that it does not have units available to supply Tier II energy, then Chugach or GVEA may arrange for alternate power supplies.

     8. In accordance with Section 13(n) of the Marathon Contract, Marathon may audit the books and records of Chugach to insure that Chugach has remitted

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

     the proper price payable hereunder. Chugach agrees to provide Marathon with reasonable access to its books and records during normal business hours. Chugach shall provide yearly forecasts of projected Tier I and Tier H sales volumes.

     9. This letter agreement is effective upon receipt of Necessary Approvals, if any, as that term is defined in Section 1 4(cc) of the Marathon Contract.

     10. All other contractual obligations of the Parties remain unchanged.

If you concur that this letter fairly memorializes the agreement we have reached, please indicate this by signing in the space provided below.

We appreciate Marathon's willingness to work with Chugach in meeting this challenge to remain competitive and develop this new opportunity for mutual benefit from additional sales.

Sincerely.

  /s/ Eugene N. Bjornstad
-------------------------
Eugene N. Bjornstad
General Manager


Marathon agrees with the terms and conditions recited above.

  /s/ R. G. Grammens                         Dated: January 22, 1996
---------------------                       -------------------------
R. G. Grammens
Vice President, Natural Gas
Marathon Oil Company


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

                    GOLDEN VALLEY ELECTRIC ASSOCIATION, INC.
                                       AND
                       CHUGACH ELECTRIC ASSOCIATION, INC.

                        NONFIRM ENERGY DISPATCH PROTOCOL


Tier I Fuel Usage

Tier I fuel usage will be determined by scheduling the Chugach firm load against Chugach's generation resources. Chugach's generation resources include Hydro resources for which Chugach has scheduling rights. Loading and selling energy using available spinning reserve, in the form of nonfirm energy sales to GVEA, will be accomplished by utilizing Marathon fuel at the Tier I price.

Tier II Fuel Usage

Chugach controlled generation and Marathon Tier II fuel will be used to meet the Combined GVEA/FMUS load, above Tier I, up to an average ceiling heat rate for 14,000 Btu/kWh. This average will be taken over the period a unit is Schedule to be in operation.

Tier III

Tier HI is GVEA/FMUS load which, if served by Chugach with available generation, would have a average heat rate in excess of 14,000 Btu/kWh. GVEA as a representative of the pool will shop for resources with an average heat rate lower than 14,000 Btu/kWh. GVEA will acquire these resources for the pool and the resources will be utilized by the pool to meet the combined GVEA/FMUS load. In the event that GVEA is unable to acquire these resources for the pool and decides to purchase nonfirm energy from Chugach, Marathon fuel will be used at the Tier II price.